Exhibit (a)(1)(vi)

Offer To Purchase For Cash
by
TRAMMELL CROW COMPANY
of
Up to 4,444,444 Shares of its Common Stock
at
A Purchase Price Not Greater Than $15.75 Nor Less Than $13.50 Per Share

  THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 1, 2004, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated September 3, 2004 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") setting forth the Offer by Trammell Crow Company, a Delaware corporation (the "Company"), to purchase up to 4,444,444 shares of its Common Stock, par value $0.01 (the "Shares"), at prices not greater than $15.75 nor less than $13.50 per Share, net to the seller in cash without interest thereon, specified by tendering stockholders, upon the terms and subject to the conditions of the Offer.

        The Company will determine a single per Share price (not greater than $15.75 nor less than $13.50 per Share) that it will pay for the Shares validly tendered pursuant to the Offer and not properly withdrawn (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Purchase Price will be the lowest price that will enable the Company to purchase 4,444,444 Shares (or such lesser number of Shares as are validly tendered) pursuant to the Offer. However, the Company reserves the right, in its sole discretion, to purchase more than 4,444,444 Shares pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not properly withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions relating to odd lot tender, proration and conditional tenders described in the Offer to Purchase. The Purchase Price will be paid in cash, net to the seller without interest thereon, with respect to all Shares purchased. The Company will return all other Shares, including Shares tendered conditionally or at prices greater than the Purchase Price and Shares not purchased because of proration.

        We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

        Your attention is directed to the following:

        (1)   You may tender Shares at either (i) the price determined by you (in multiples of $0.25), not greater than $15.75 nor less than $13.50 per Share, or (ii) the price determined by "Dutch Auction" as indicated in the attached instruction form, net to you in cash without interest thereon. You should mark the box with the price at which you are willing to tender your shares under "Shares Tendered at Price Determined by Stockholder" if you are willing to accept only that price or such higher price as results from the "Dutch Auction" tender process. You should mark the box entitled, "Shares Tendered at Price Determined by Dutch Auction" if you are willing to accept the Purchase Price resulting from the "Dutch Auction" tender process. This could result in your receiving the minimum price of $13.50 per Share.

        (2)   A tendering stockholder may condition the tender of Shares upon the purchase by the Company of a specified minimum number of Shares tendered, all as described in Section 6 of the Offer to Purchase. Unless such specified minimum is purchased by the Company pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal, none of the Shares tendered by the stockholder will be purchased, except as described in Section 6 of the Offer to Purchase. If you wish us to condition your tender upon the purchase of a specified minimum number of Shares, please complete the box entitled "Conditional Tender" on the instruction form. It is the tendering stockholder's responsibility to calculate such minimum number of Shares, and you are urged to consult your own tax advisor.

        (3)   The Offer is for up to 4,444,444 Shares. Although it has no present intention of so doing, the Company reserves the right to purchase more than 4,444,444 Shares pursuant to the Offer. The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, conditioned on other factors. See Section 7 of the Offer to Purchase.

        (4)   The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, October 1, 2004, unless the Offer is extended. Your instructions to us should be forwarded to us in ample time to permit us to submit a tender on your behalf. If you would like to withdraw your Shares that we have tendered, you can withdraw them so long as the Offer remains open or any time after November 1, 2004 if they have not been accepted for payment.

        (5)   As described in the Offer to Purchase, if more than 4,444,444 Shares have been validly tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase), the Company will purchase Shares in the following order of priority:

          (a)   all Shares validly tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date by any stockholder (an "Odd Lot Owner") who owns beneficially or of record an aggregate of fewer than 100 Shares (not including Shares held pursuant to the Trammell Crow Company Retirement Savings Plan (the "401(k) Plan")) and who validly tenders all of such Shares (partial tenders will not qualify for this preference) and completes, or whose broker, bank or other nominee completes, the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;

          (b)   after purchase of all of the foregoing Shares, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, all other Shares validly tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate rounding adjustments to avoid purchases of fractional Shares); and

          (c)   If conditional tenders would otherwise be deemed to have been withdrawn because they are not accepted by the Company and the total number of Shares to be purchased would otherwise fall below 4,444,444, then, to the extent feasible, the Company will select enough of such conditional tenders that would otherwise have been so properly withdrawn to permit the Company to purchase 4,444,444 Shares. In selecting among such conditional tenders, the Company will select by random lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased.

        (6)   The preference to Odd Lot Owners will not be available to you unless the box entitled "Odd Lots" on the instruction form is completed.

        (7)   Any stock transfer taxes applicable to the sale of Shares to the Company pursuant to the Offer will be paid by the Company, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

        (8)   Tendering stockholders who hold Shares in certificated form and who tender their shares directly to the Depositary will not be obligated to pay any brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer. However, a tendering stockholder who holds Shares through a broker, dealer or custodian may be required by such entity to pay a service charge or other fee. You should consult your broker, dealer or custodian to determine if you will be required to pay such a charge or fee.

        (9)   If you wish to tender portions of your Share holdings at different prices, you must complete separate Instruction Forms for each price at which you wish to tender each such portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each price specified. The same Shares cannot be tendered at different prices unless such tendered Shares are validly withdrawn and retendered.

        (10) You may designate the priority in which your Shares shall be purchased in the event of proration.

        Neither the Company, its Board of Directors, the Co-Dealer Managers, the Depositary nor the Information Agent makes any recommendation to any stockholder as to whether to tender all or any Shares or as to the purchase price at which you tender your Shares. Stockholders must make their own decision as to whether to tender Shares and, if so, how many Shares to tender and at what price or prices.

        If you wish to have us tender any or all of your Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof.

        Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Friday, October 1, 2004, unless the Company extends the Offer.

        The Offer is being made to all holders of Shares solely pursuant to the Offer to Purchase and the related Letter of Transmittal. This Offer is not being made to (nor will any tender of Shares be accepted from or on behalf of) holders in any jurisdiction in which the making of the Offer or the acceptance of any tender of Shares therein would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary for the Company to make the Offer in any such jurisdiction and extend the Offer to holders in such jurisdiction. In any jurisdiction in which the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Company by the Co-Dealer Managers or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO
OFFER TO PURCHASE FOR CASH
BY
TRAMMELL CROW COMPANY
OF
UP TO 4,444,444 SHARES OF ITS COMMON STOCK
AT
A PURCHASE PRICE NOT GREATER THAN $15.75 NOR LESS THAN $13.50 PER SHARE

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 3, 2004 and the related Letter of Transmittal (which together constitute the "Offer") in connection with the Offer by Trammell Crow Company, a Delaware corporation (the "Company"), to purchase up to 4,444,444 shares of its Common Stock, par value $0.01 per share (the "Shares"), at prices not greater than $15.75 nor less than $13.50 per Share, net to the undersigned in cash without interest thereon, as specified by the undersigned, upon the terms and subject to the conditions of the Offer.

        This will instruct you to tender to the Company the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, at the price per Share indicated below, upon the terms and subject to the conditions of the Offer. The undersigned understands that the Company will return Shares tendered conditionally or at prices greater than the purchase price and shares not purchased because of proration.

PRICE (IN DOLLARS) PER SHARE
AT WHICH SHARES ARE BEING TENDERED.
CHECK ONLY ONE BOX. IF MORE THAN ONE BOX IS CHECKED,
OR IF NO BOX IS CHECKED, THERE IS NO PROPER TENDER OF SHARES.

SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION

☐
The undersigned wants to maximize the chance of having the Company purchase all the Shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this ONE box INSTEAD OF ONE OF THE PRICE BOXES BELOW, the undersigned hereby tenders shares and is willing to accept the Purchase Price resulting from the Dutch Auction tender process. This action will result in receiving a price per Share of as low as $13.50 or as high as $15.75.

-----------OR-----------

SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER

  By checking ONE of the boxes below INSTEAD OF THE BOX ABOVE, the undersigned hereby tenders Shares at the price checked. This action could result in none of the Shares being purchased if the Purchase Price for the shares is less than the price checked. A stockholder who desires to tender Shares at more than one price must complete a separate set of instructions for each price at which Shares are tendered. The same Shares cannot be tendered at more than one price.

  Price (in dollars) per Share at which Shares are being tendered:

☐	$13.50	☐	$14.00	☐	$14.50	☐	$15.00	☐	$15.50
☐	$13.75	☐	$14.25	☐	$14.75	☐	$15.25	☐	$15.75

ODD LOTS

☐
By checking this box, the undersigned represents that the undersigned owns beneficially or of record an aggregate of fewer than 100 Shares (not including Shares held pursuant to the Trammell Crow Company Retirement Savings Plan) and is tendering all of such Shares.

CONDITIONAL TENDER

☐
By completing this box, the undersigned conditions the tender authorized hereby on the following minimum number of Shares being purchased if any are purchased.

                              Shares

    Unless this box is completed, the tender authorized hereby will be made unconditionally.

Number of Shares to be Tendered:		SIGN HERE:

	Shares*	Signature(s)
Dated:	, 2004	Name:
Address:

Social Security or Taxpayer ID No.
*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.